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                              NEWS - MEDIA RELEASE
CONTACT:                                                 FOR IMMEDIATE RELEASE
Philip G. Campbell, Vice President
(508) 679-8181 ext. 1361   Fax: (508) 235-1818
pgcampbe@firstfedamerica.com
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             OFFICE OF THRIFT SUPERVISION AND MASSACHUSETTS BOARD OF
               BANK INCORPORATION APPROVE ACQUISITION OF PEOPLE'S
                                BANCSHARES, INC.
                        BY FIRSTFED AMERICA BANCORP, INC.

          PRELIMINARY ALLOCATION OF MERGER CONSIDERATION ALSO ANNOUNCED

         Swansea and New Bedford, Massachusetts, February 20, 2002 --FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED" AMEX: FAB) and People's Bancshares, Inc. ("People's" Nasdaq: PBKB), New Bedford, Massachusetts, jointly announced that FIRSTFED has received the approval of the Office of Thrift Supervision and the Commonwealth of Massachusetts Board of Bank Incorporation to acquire People's. Upon completion of the acquisition, People's will be merged with and into FIRSTFED and People's wholly owned subsidiary, People's Savings Bank of Brockton, will be merged with and into First Federal Savings Bank of America, a wholly owned subsidiary of FIRSTFED. People's Mortgage Corporation, a wholly owned subsidiary of People's Savings Bank of Brockton, will become a subsidiary of First Federal Savings Bank of America and continue to operate under its current name. The stockholders of both companies voted in favor of the merger at each company's special meeting of stockholders held on February 4, 2002.

         FIRSTFED and People's also announced the preliminary allocation of consideration that stockholders of People's would receive in the merger after giving effect to elections made by stockholders by the election deadline and the proration and allocation methods in the merger agreement. Based on the current information provided by FIRSTFED's exchange agent, People's stockholders electing to receive stock significantly exceeded those electing to receive cash consideration. As a result, People's stockholders who elected to receive FIRSTFED stock are expected to receive a combination of approximately .73 shares of FIRSTFED common stock and $9.34 in cash for each share of People's stock they elected to exchange for FIRSTFED stock. The estimated allocation is subject to change based upon the number of People's shares issued and outstanding at the time the merger is consummated. People's stockholders who elected to receive cash and People's stockholders who did not submit properly completed election forms within the required timeframe will receive $22.00 in cash for each share of People's common stock they hold. People's stockholders who did not participate in the election process will be notified of the procedure for such stockholders to submit their People's stock certificates and to receive the merger consideration payable to them.


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         The companies continue to expect to complete the merger in the first calendar quarter of 2002. For further information contact:

Robert F. Stoico                        Edward A. Hjerpe, III
Chairman, President and CEO             Executive Vice President, COO and CFO
FIRSTFED AMERICA BANCORP, INC.          FIRSTFED AMERICA BANCORP, INC.
(508) 679-8181, ext. 1500               (508) 679-8181, ext. 1505

Richard S. Straczynski                  James K. Hunt
President and CEO                       Chief Financial Officer
People's Bancshares, Inc.               People's Bancshares, Inc.
(508) 991-2601                          (508) 991-2601




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